                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)


                      Bottomline Technologies (de), Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   103188106
                        ------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 5
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______________________________________________________________________________

1.  NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
    PERSONS (ENTITIES ONLY)

       James L. Loomis
______________________________________________________________________________

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]

       Inapplicable                                       (b) [ ]
______________________________________________________________________________

3.  SEC Use Only
______________________________________________________________________________

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
_____________________________________________________________________________


     NUMBER OF       5.   Sole Voting Power

      SHARES              1,601,250 shares
                   ________________________________________________
   BENEFICIALLY
                     6.   Shared Voting Power
     OWNED BY
                          0 shares
       EACH        ________________________________________________

    REPORTING        7.   Sole Dispositive Power

      PERSON              1,601,250 shares
                   ________________________________________________
       WITH
                     8.   Shared Dispositive Power

                          0 shares
______________________________________________________________________________

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,601,250 shares (Consists of the following: (a) 1,593,750 shares of Common Stock and (b) 7,500 shares Mr. Loomis has the right to acquire within 60 days of December 31, 1999 upon the exercise of options).
______________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]

______________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     14.9%
______________________________________________________________________________

12.  Type of Reporting Person*
     IN
______________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1(a)    Name of Issuer:
             --------------
                 Bottomline Technologies (de), Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:
            ------------------------------------------------

                 Bottomline Technologies (de), Inc.
                 155 Fleet Street
                 Portsomouth, NH  03801

Item 2(a)   Name of Person Filing:
            ----------------------
                 James L. Loomis

Item 2(b)   Address of Principal Business Office or, if None, Residence:
            ------------------------------------------------------------

                 James L. Loomis
                 c/o Bottomline Technologies (de), Inc.
                 155 Fleet Street
                 Portsmouth, NH  03801

Item 2(c)   Citizenship:
            ------------

                 United States of America

Item 2(d)   Title of Class of Securities:
            -----------------------------

                 Common Stock, $.001 par value

Item 2(e)   CUSIP Number:
            -------------

                 103188106

Item 3      If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-
            2(b) or (c), Check Whether the Person Filing is a:
            ------------------------------------------------------------------

                 Inapplicable

Item 4      Ownership:*
            ---------

       (a)  Amount Beneficially owned:

                 1,601,250

            This amount includes the right to acquire within sixty days of December 31, 1999, 7,500 shares upon the exercise of options.

------------

*   As of December 31, 1999

                                  Page 3 of 5
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       (b)  Percent of class: 14.9%

       (c)  Number of shares as to which such person has:

            (i)    Sole power to vote or to direct the vote:  1,601,250

            (ii)   Shared power to vote or to direct the vote:  0

            (iii)  Sole power to dispose or to direct the disposition of:  1,601,250

            (iv)   Shared power to dispose or to direct the disposition of: 0

Item 5      Ownership of Five Percent or Less of a Class:
            ---------------------------------------------

                  Inapplicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
            ----------------------------------------------------------------

                  Inapplicable

Item 7      Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on By the Parent Holding Company:
            ------------------------------------------------------------

                  Inapplicable

Item 8      Identification and Classification of Members of the Group:
            ----------------------------------------------------------

                  Inapplicable

Item 9      Notice of Dissolution of the Group:
            ---------------------------------

                  Inapplicable

Item 10     Certification:
            --------------

                  Inapplicable

                                  Page 4 of 5
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                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 14, 2000
                                              -----------------------
                                                       Date

                                              /s/ James L. Loomis
                                              -----------------------
                                              James L. Loomis


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